EXHIBIT 20.3
                                                                   ------------

MANAGEMENT'S DISCUSSION AND ANALYSIS


ADVISORIES

MANAGEMENT'S DISCUSSION AND ANALYSIS ("MD&A") IS INTENDED TO PROVIDE BOTH AN HISTORICAL AND PROSPECTIVE VIEW OF OUR ACTIVITIES. THE MD&A WAS PREPARED AS AT MARCH 24, 2008, AND SHOULD BE READ IN CONJUNCTION WITH THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES FOR THE YEAR ENDED DECEMBER 31, 2007 AND THE ADVISORIES SET OUT BELOW. THE CONSOLIDATED FINANCIAL STATEMENTS HAVE BEEN PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP"). A RECONCILIATION TO U.S. GAAP IS INCLUDED IN NOTE 21 TO THE CONSOLIDATED FINANCIAL STATEMENTS.

FORWARD LOOKING STATEMENTS

CERTAIN INFORMATION REGARDING THE COMPANY CONTAINED HEREIN CONSTITUTES FORWARD-LOOKING INFORMATION AND STATEMENTS AND FINANCIAL OUTLOOKS (COLLECTIVELY, "FORWARD-LOOKING STATEMENTS") UNDER THE MEANING OF APPLICABLE SECURITIES LAWS, INCLUDING CANADIAN SECURITIES ADMINISTRATORS' NATIONAL INSTRUMENT 51-102 CONTINUOUS DISCLOSURE OBLIGATIONS AND THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INCLUDE ESTIMATES, PLANS, EXPECTATIONS, OPINIONS, FORECASTS, PROJECTIONS, GUIDANCE, OR OTHER STATEMENTS THAT ARE NOT STATEMENTS OF FACT, INCLUDING STATEMENTS REGARDING (I) CASH FLOW AND CAPITAL AND OPERATING EXPENDITURES, (II) EXPLORATION, DRILLING, COMPLETION, AND PRODUCTION MATTERS, (III) RESULTS OF OPERATIONS, (IV) FINANCIAL POSITION, AND (V) OTHER RISKS AND UNCERTAINTIES DESCRIBED FROM TIME TO TIME IN THE REPORTS AND FILINGS MADE BY COMPTON WITH SECURITIES REGULATORY AUTHORITIES. ALTHOUGH COMPTON BELIEVES THAT THE
ASSUMPTIONS UNDERLYING, AND EXPECTATIONS REFLECTED IN, SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH ASSUMPTIONS AND EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. THERE ARE MANY FACTORS THAT COULD CAUSE FORWARD-LOOKING STATEMENTS NOT TO BE CORRECT, INCLUDING RISKS AND UNCERTAINTIES INHERENT IN THE COMPANY'S BUSINESS. THESE RISKS INCLUDE, BUT ARE NOT LIMITED TO: CRUDE OIL AND NATURAL GAS PRICE VOLATILITY, EXCHANGE RATE FLUCTUATIONS, AVAILABILITY OF SERVICES AND SUPPLIES, OPERATING HAZARDS, ACCESS DIFFICULTIES AND MECHANICAL FAILURES, WEATHER RELATED ISSUES, UNCERTAINTIES IN THE ESTIMATES OF RESERVES AND IN PROJECTION OF FUTURE RATES OF PRODUCTION AND TIMING OF DEVELOPMENT EXPENDITURES, GENERAL ECONOMIC CONDITIONS, AND THE ACTIONS OR INACTIONS OF THIRD-PARTY OPERATORS, AND OTHER RISKS AND UNCERTAINTIES DESCRIBED FROM TIME TO TIME IN THE REPORTS AND FILINGS MADE WITH SECURITIES REGULATORY AUTHORITIES BY COMPTON. STATEMENTS RELATING TO "RESERVES" AND "RESOURCES" ARE DEEMED TO BE FORWARD-LOOKING STATEMENTS, AS THEY INVOLVE THE IMPLIED ASSESSMENT, BASED ON ESTIMATES AND ASSUMPTIONS, THAT THE RESERVES AND RESOURCES DESCRIBED EXIST IN THE QUANTITIES PREDICTED OR ESTIMATED, AND CAN BE PROFITABLY PRODUCED IN THE FUTURE.

THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN ARE MADE AS OF THE DATE OF THIS MD&A SOLELY FOR THE PURPOSE OF GENERALLY DISCLOSING COMPTON'S VIEWS OF ITS PROSPECTIVE ACTIVITIES. COMPTON MAY, AS CONSIDERED NECESSARY IN THE CIRCUMSTANCES, UPDATE OR REVISE THE FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, BUT COMPTON DOES NOT UNDERTAKE TO UPDATE THIS INFORMATION AT ANY PARTICULAR TIME, EXCEPT AS REQUIRED BY LAW. COMPTON CAUTIONS READERS THAT THE FORWARD-LOOKING STATEMENTS MAY NOT BE APPROPRIATE FOR PURPOSES OTHER THAN THEIR INTENDED PURPOSES AND THAT UNDUE RELIANCE SHOULD NOT BE PLACED ON ANY FORWARD-LOOKING STATEMENT. THE COMPANY'S FORWARD-LOOKING STATEMENTS ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THIS CAUTIONARY STATEMENT.

NON-GAAP FINANCIAL MEASURES

INCLUDED IN THE MD&A AND ELSEWHERE IN THIS REPORT ARE REFERENCES TO FINANCIAL MEASURES COMMONLY USED IN THE OIL AND GAS INDUSTRY, INCLUDING ADJUSTED CASH FLOW FROM OPERATIONS AND ADJUSTED NET EARNINGS FROM OPERATIONS. THESE FINANCIAL MEASURES ARE NOT DEFINED BY CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") AND THEREFORE ARE REFERRED TO AS NON-GAAP MEASURES. THE NON-GAAP MEASURES USED BY THE COMPANY MAY NOT BE COMPARABLE TO SIMILAR MEASURES PROVIDED BY OTHER COMPANIES. WE USE THESE NON-GAAP MEASURES TO EVALUATE OUR PERFORMANCE.

ADJUSTED CASH FLOW FROM OPERATIONS SHOULD NOT BE CONSIDERED AN ALTERNATIVE TO, OR MORE MEANINGFUL THAN, CASH PROVIDED BY OPERATING, INVESTING AND FINANCING ACTIVITIES OR NET EARNINGS AS DETERMINED IN ACCORDANCE WITH CANADIAN GAAP, AS AN INDICATOR OF OUR PERFORMANCE OR LIQUIDITY. ADJUSTED CASH FLOW FROM OPERATIONS IS USED BY US TO EVALUATE OPERATING RESULTS AND OUR ABILITY TO GENERATE CASH TO FUND FUTURE GROWTH THROUGH CAPITAL INVESTMENT.

ADJUSTED NET EARNINGS FROM OPERATIONS REPRESENTS NET EARNINGS EXCLUDING CERTAIN ITEMS THAT ARE LARGELY NON-OPERATIONAL IN NATURE AND SHOULD NOT BE CONSIDERED AN ALTERNATIVE TO, OR MORE MEANINGFUL THAN, NET EARNINGS AS DETERMINED IN ACCORDANCE WITH CANADIAN GAAP. ADJUSTED NET EARNINGS FROM OPERATIONS IS USED BY US TO FACILITATE COMPARABILITY OF EARNINGS BETWEEN PERIODS.

USE OF BOE EQUIVALENTS

THE OIL AND NATURAL GAS INDUSTRY COMMONLY EXPRESSES PRODUCTION VOLUMES AND RESERVES ON A BARREL OF OIL EQUIVALENT ("BOE") BASIS WHEREBY NATURAL GAS VOLUMES ARE CONVERTED AT THE RATIO OF SIX THOUSAND CUBIC FEET TO ONE BARREL OF OIL. THE INTENTION IS TO SUM OIL AND NATURAL GAS MEASUREMENT UNITS INTO ONE BASIS FOR IMPROVED MEASUREMENT OF RESULTS AND COMPARISONS WITH OTHER INDUSTRY PARTICIPANTS. WE USE THE 6:1 BOE MEASURE WHICH IS THE APPROXIMATE ENERGY EQUIVALENCY OF THE TWO COMMODITIES AT THE BURNER TIP. HOWEVER, BOES DO NOT REPRESENT A VALUE EQUIVALENCY AT THE PLANT GATE WHERE WE SELL OUR PRODUCTION VOLUMES AND THEREFORE MAY BE A MISLEADING MEASURE IF USED IN ISOLATION.



RESULTS OF OPERATIONS

2007 SUMMARY

o    Drilled 322 gross (266 net) wells with a 97% success rate.

o    Achieved annual average production of 31,326 boe/d.

o Generated adjusted cash flow from operations of $196.2 million, or $1.48 per diluted share.

o    Adjusted net earnings from operations for the year were $21.3 million.

o    Net earnings for the year were $129.2 million.

ADJUSTED CASH FLOW FROM OPERATIONS AND NET EARNINGS

-------------------------------------------------------------------------------------------
Years ended December 31,                                   2007          2006          2005
-------------------------------------------------------------------------------------------
Adjusted cash flow from operations (1) ($000S)      $   196,194   $   256,305   $   278,112
Per share: basic                                    $      1.52   $      2.01   $      2.21
           diluted                                  $      1.48   $      1.92   $      2.11
Net earnings ($000S)                                $   129,266   $   127,426   $    81,326
Per share: basic                                    $      1.00   $      1.00   $      0.65
           diluted                                  $      0.98   $      0.95   $      0.62
-------------------------------------------------------------------------------------------

(1) Adjusted cash flow from operations is a non-GAAP term that represents net earnings adjusted for non-cash items. We consider adjusted cash flow from operations to be a key financial measure as it demonstrates our ability to generate the cash flow necessary to fund future growth through capital investment. Adjusted cash flow from operations may not be comparable to similar measures presented by other companies.

     Adjusted cash flow from operations
              ---------------------------------------------------------------------------

                  Years  ended  December  31,              2007         2006         2005
                       ($000s)
              ---------------------------------------------------------------------------
              Net earnings                            $ 129,266    $ 127,426    $  81,326

                  Amortization of                         3,417        1,996        2,190
                   deferred charges and
                   other

                  Tender costs                               --           --       20,750

                   Depletion and                        151,411      143,057      105,504
                   depreciation

                   Accretion of asset                     2,718        2,257        1,975
                   retirement obligations

                   Unrealized foreign                   (79,740)        (665)      (7,808)
                   exchange (gain)

                   Future income taxes                  (26,452)      (3,636)      52,317

                   Unrealized risk                        5,467      (27,522)      10,171
                   management (gain) loss

                   Stock-based                            8,416        9,121        5,903
                   compensation

                   Asset retirement                      (4,441)      (2,352)        (749)
                   expenditures

                   Non-controlling                        6,132        6,623        6,533
                   interest

                   Adjusted cash flow from            $ 196,194    $ 256,305    $ 278,112
                   operations
              ---------------------------------------------------------------------------

                                       3

Adjusted cash flow from operations declined in 2007 from the prior year's level by approximately $60 million. The major causes of the decline were a $25 million reduction in realized risk management gains, a reduction of $19 million in revenue after royalties, and increases in general and administrative and interest expenses. Additionally, at the end of the third quarter of 2007, we closed the sale of our conventional light oil asset at Worsley, which reduced production, adjusted cash flow from operations, and net income accordingly for the last three months of the year as compared to the prior year.

Net earnings for the year increased by approximately $2 million over 2006 and benefited from a foreign exchange gain of $79 million and a $26 million future income tax recovery.


ADJUSTED NET EARNINGS FROM OPERATIONS

Adjusted net earnings from operations is a non-GAAP measure that represents net earnings adjusted for certain items of a non-operational and non-cash nature. We evaluate our performance on adjusted net earnings from operations which eliminates these non-operational items that can introduce a level of volatility to net earnings determined in accordance with GAAP.

The following reconciliation identifies the after-tax effects of certain items of non-operational nature that are included in our financial results. Adjusted net earnings from operations may not be comparable to similar measures presented by other companies.

SUMMARY OF ADJUSTED NET EARNINGS FROM OPERATIONS (1)

-----------------------------------------------------------------------------------------------------
  Years ended December 31, ($000s, except per share amounts)          2007         2006         2005
-----------------------------------------------------------------------------------------------------
  Net earnings, as reported                                      $ 129,266    $ 127,426    $  81,326
  Non-operational items, after tax
    Unrealized foreign exchange (gain)                             (66,934)        (550)      (6,339)
    Unrealized risk management (gain) loss                           3,711      (18,027)       6,345
    Stock-based compensation                                         5,713        5,974        3,682
    Tender costs on repurchase of 9.90% notes                           --           --       14,414
    Future income tax recovery due to income tax rate reductions   (50,470)     (49,655)      (5,764)
-----------------------------------------------------------------------------------------------------
  Adjusted net earnings from operations                          $  21,286    $  65,168    $  93,664
  Per share:  basic                                              $    0.17    $    0.51    $    0.75
              diluted                                            $    0.16    $    0.49    $    0.71
-----------------------------------------------------------------------------------------------------

(1) Adjusted net earnings from operations was referred to as Operating Earnings in prior years.

REVENUE

--------------------------------------------------------------------------------------------------------
Years ended December 31,                                               2007          2006          2005
--------------------------------------------------------------------------------------------------------
AVERAGE PRODUCTION
  Natural gas (MMCF/D)                                                  145           142           131
  Liquids (BBLS/D)                                                    7,166         9,516         7,646
--------------------------------------------------------------------------------------------------------
  Total (BOE/D)                                                      31,326        33,187        29,424

BENCHMARK PRICES
  NYMEX (U.S.$/MMBTU)                                           $      6.86   $      7.26   $      8.55
  AECO ($/GJ)
     Monthly index                                              $      6.27   $      6.21   $      8.04
     Daily index                                                $      6.11   $      6.19   $      8.27
  WTI (U.S.$/BBL)                                               $     72.37   $     66.22   $     56.56
  Edmonton par ($/BBL)                                          $     76.23   $     72.77   $     68.72

REALIZED PRICES
  Natural gas ($/MCF)                                           $      6.33   $      6.32   $      8.36
  Liquids ($/BBL)                                                     62.28         59.09         56.47
--------------------------------------------------------------------------------------------------------
  Total ($/BOE)                                                 $     43.82   $     44.65   $     52.54

REVENUE ($000S)
  Natural gas                                                   $   334,920   $   327,629   $   398,543
  Liquids                                                           166,067       213,208       165,698
--------------------------------------------------------------------------------------------------------
  Total                                                         $   500,987   $   540,837   $   564,241
--------------------------------------------------------------------------------------------------------

SUMMARY OF REVENUE INCREASES FROM PRODUCTION AND PRICING

--------------------------------------------------------------------------------------------------------
 ($000s)                                                        Natural Gas       Liquids         Total
                                                                    Revenue       Revenue       Revenue
--------------------------------------------------------------------------------------------------------
Reported 2006 revenue                                              $327,629      $213,208      $540,837
Change in production volumes                                          7,291       (49,875)      (42,584)
Change in prices                                                         --         2,734         2,734
--------------------------------------------------------------------------------------------------------
REPORTED 2007 REVENUE                                              $334,920      $166,067      $500,987
--------------------------------------------------------------------------------------------------------

Overall production in 2007 fell 6% from the prior year. Natural gas volumes increased 2%, while liquids production decreased 25% from 2006 volumes. The significant reduction in our year over year liquids volumes is attributable to natural declines and the sale of our conventional light oil asset, Worsley. This transaction closed at the end of the third quarter of 2007.

We market the majority of our natural gas production through a combination of daily and monthly indexed contracts and aggregator contracts. During 2007, approximately 10% of our natural gas production remained committed to longer term aggregator contracts which realized a price that was, on average, $0.75/mcf less than that received on non-aggregator volumes.

Our crude oil sales are priced based upon Edmonton postings and are typically sold on 30 day evergreen arrangements. Natural gas liquids are bid out on an annual basis to obtain the most favourable pricing. We sell our crude oil and natural gas liquids primarily to refineries and marketers of crude oil and natural gas liquids.

Periodically we enter into financial instrument contracts to hedge against price volatility. This activity is fully disclosed in the Risk Management and Financial Instrument sections of this MD&A. Realized commodity prices, as reported in the MD&A, are before any hedging gains or losses.

ROYALTIES

--------------------------------------------------------------------------------------------------------
Years ended December 31,  ($000s, except where noted)                  2007          2006          2005
--------------------------------------------------------------------------------------------------------
Crown royalties                                                     $86,850      $100,230      $105,827
Other royalties                                                      15,828        23,447        26,890
--------------------------------------------------------------------------------------------------------
Net royalties                                                      $102,678      $123,677      $132,717

Percentage of revenues                                                20.5%         22.9%         23.5%
--------------------------------------------------------------------------------------------------------

Royalties are paid to various government entities and other land and mineral rights owners. Virtually all Crown royalties are paid to the province of Alberta which has a royalty structure based upon commodity prices and well productivity, with higher prices and well productivity attracting higher royalty rates. Our royalty rate in 2007, as a percentage of revenue, decreased from 2006 as a result of the increased contribution from lower productivity wells to total production.

We anticipate 2008 royalty rates will remain relatively consistent with prior years; however, significant changes to the Alberta royalty structure may occur in 2009 as a result of the recent Alberta royalty review, the final results of which are yet to be announced.

OPERATING EXPENSES

--------------------------------------------------------------------------------------------------------
Years ended December 31,                                               2007          2006          2005
----------------------------------------------------------------------------- ------------ -------------
Operating expenses ($000S)                                         $101,478      $102,643       $73,164
Operating expenses per boe ($/BOE)                                   $ 8.88        $ 8.47        $ 6.81
----------------------------------------------------------------------------- ------------ -------------

Year over year operating costs remained constant. However, when measured on a $/boe basis, 2007 operating expenses increased by 5% when compared to 2006. Specific increases of note include salaries for field staff and contract operators and rising electricity prices. Additionally, fourth quarter 2007 operating costs included significant lease repair and maintenance costs associated with assets acquired during the last half of the year.

In prior years, operating costs were reported net of third party processing fees. Commencing in 2007, third party processing income is included in revenue and not netted against operating expenses. 2006 and 2005 operating expenses have been reclassified accordingly.

With the current reduced level of activity in the industry, we are now beginning to see indications that cost inflation is moderating. With an increased emphasis on cost controls, we anticipate 2008 operating costs, on a unit of production basis, will remain similar to those experienced in 2007.

TRANSPORTATION EXPENSES

--------------------------------------------------------------------------------------------------------
Years ended December 31,                                                 2007         2006          2005
--------------------------------------------------------------------------------------------------------
Transportation costs ($000S)                                          $12,615      $12,564       $10,858
Transportation costs per boe ($/BOE)                                    $1.10       $ 1.04        $ 1.01
--------------------------------------------------------------------------------------------------------

We incur charges for the transportation of our production from the wellhead to the point of sale. Pipeline tariffs and trucking rates for liquids are primarily dependent upon production location and distance from the sales point. Regulated pipelines transport natural gas within Alberta at tolls approved by the government.

2007 transportation expense remained relatively constant with that of 2006. However, with the closing of the sale of our conventional oil property, Worsley, at the end of the third quarter of 2007, our fourth quarter transportation expense fell to $0.55/boe, as our oil trucking requirements were reduced significantly.

GENERAL AND ADMINISTRATIVE EXPENSES

--------------------------------------------------------------------------------------------------------
  Years ended December 31,  ($000s, except where noted)                       2007       2006       2005
--------------------------------------------------------------------------------------------------------
  General and administrative expenses                                      $41,633    $38,321    $34,638
  Capitalized general and administrative expenses                          (7,470)    (9,625)    (11,158)
  Operator recoveries                                                      (2,835)    (2,465)     (2,257)
--------------------------------------------------------------------------------------------------------
  Total general and administrative expenses                                $31,328    $26,231    $21,223

  General and administrative per boe ($/BOE)                                $ 2.74     $ 2.17     $ 1.98
--------------------------------------------------------------------------------------------------------

Employee costs associated with increased personnel levels, together with a general increase in remuneration necessary to attract and retain qualified personnel in a very competitive industry, were the main contributors to the increase in general and administrative expenses in 2007. Other increases included insurance and costs associated with ongoing regulatory compliance requirements. Additionally, increased expenses associated with additional office space were incurred as a result of corporate acquisitions. During 2007, we incurred direct expenses totaling approximately $1.5 million relating to compliance requirements pursuant to the U.S. Sarbanes-Oxley Act of 2002 and Canadian Multilateral Instrument 52-109.

General and administrative expenses in 2008 will be impacted by costs associated with current shareholder activism activities. Such costs will include additional legal fees, advisory fees and expenses, and employee retention costs. Such costs are expected to be approximately $22 million, as discussed in the Outlook and Guidance section of this MD&A and Note 20 to the financial statements.

INTEREST AND FINANCE CHARGES

------------------------------------------------------------------------------------------------------------
Years ended December 31, ($000s, except where noted)                      2007           2006          2005
------------------------------------------------------------------------------------------------------------
Interest on bank debt, net                                             $22,476        $14,243       $11,520
Interest on Senior Notes                                                38,345         35,880        20,912
------------------------------------------------------------------------------------------------------------
Interest expense                                                       $60,821        $50,123       $32,432
Finance charges                                                          2,672          3,952         2,519
------------------------------------------------------------------------------------------------------------
Total interest and finance charges                                     $63,493        $54,075       $34,951
------------------------------------------------------------------------------------------------------------
Total interest and finance charges per boe ($/BOE)                      $ 5.55         $ 4.47        $ 3.25
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
Weighted average annual debt ($000s, except where noted)                  2007          2006           2005
------------------------------------------------------------------------------------------------------------
Bank debt                                                             $348,216      $254,476        $228,381
Effective interest rate                                                  6.46%         5.60%           4.23%

Senior notes (US$)                                                    $450,000      $412,802        $179,583
Effective interest rate                                                  7.63%         7.64%           9.50%
------------------------------------------------------------------------------------------------------------

Interest expenses relating to bank debt in 2007 increased from the prior year as a result of increased borrowings incurred to fund our 2007 capital program and overall floating interest rate increases.

NETBACKS

-----------------------------------------------------------------------------------------------------------
 YEARS ENDED DECEMBER 31, ($/BOE)                                              2007       2006       2005
-----------------------------------------------------------------------------------------------------------
 Realized price                                                             $ 43.82    $ 44.65     $52.54
 Realized commodity hedge gain (loss)                                          1.68       3.24      (0.90)
 Royalties                                                                    (8.98)    (10.21)    (12.36)
 Operating expenses                                                           (8.88)     (8.47)     (6.81)
 Transportation                                                               (1.10)     (1.04)     (1.01)
-----------------------------------------------------------------------------------------------------------
 FIELD OPERATING NETBACK                                                    $ 26.54    $ 28.17     $31.46
-----------------------------------------------------------------------------------------------------------

 General and administrative                                                   (2.74)     (2.17)     (1.98)
 Interest                                                                     (5.55)     (4.47)     (3.25)
 Current taxes                                                                    -          -      (0.47)
-----------------------------------------------------------------------------------------------------------
 CASH FLOW NETBACK                                                          $ 18.25    $ 21.53     $25.76
-----------------------------------------------------------------------------------------------------------


RISK MANAGEMENT

Our financial results are impacted by external market risks associated with fluctuations in commodity prices, interest rates, and the Canadian/U.S. dollar exchange rate. We utilize various financial instruments for non-trading purposes to manage and mitigate our exposure to these risks. Our financial instruments are not designated for hedge accounting, and accordingly are recorded at fair value on the consolidated balance sheets, with subsequent changes recognized in consolidated net earnings and other comprehensive income.

Financial instruments utilized to manage risk are subject to periodic settlements throughout the term of the instruments. Such settlements may result in a gain or loss, which is recognized as a realized risk management gain or loss at the time of settlement.

The mark-to-market values of financial instruments outstanding at the end of a reporting period reflect the values of the instruments based upon market conditions existing as of that date. Any change in the fair values of the instruments from that determined at the end of the previous reporting period is recognized as an unrealized risk management gain or loss. Unrealized risk management gains or losses may or may not be realized in subsequent periods depending upon subsequent moves in commodity prices, interest rates, or exchange rates affecting the financial instruments.

Risk management gains and losses recognized in 2007 are outlined below.

--------------------------------------------------------------------------------------------------------
Year ended December 31,  ($000s)                                        2007           2006        2005
--------------------------------------------------------------------------------------------------------
Commodity contracts
   Realized (gain) loss                                             $(19,220)      $(39,217)     $9,663
   Unrealized (gain) loss                                             20,834        (25,775)      5,136
Foreign currency contracts
   Realized (gain) loss                                                7,739          3,018        (532)
   Unrealized (gain) loss                                            (15,367)        (1,747)      5,035
--------------------------------------------------------------------------------------------------------
Total risk management (gain) loss                                    $(6,014)      $(63,721)    $19,302
--------------------------------------------------------------------------------------------------------

Realized (gain) loss                                                $(11,481)      $(36,199)     $9,131
Unrealized (gain) loss                                                 5,467        (27,522)     10,171
--------------------------------------------------------------------------------------------------------
Total risk management (gain) loss                                    $(6,014)      $(63,721)    $19,302
--------------------------------------------------------------------------------------------------------

DEPLETION AND DEPRECIATION

--------------------------------------------------------------------------------------------------------
  Years ended December 31,                                              2007           2006        2005
--------------------------------------------------------------------------------------------------------
  Total depletion and depreciation ($000S)                          $151,411       $143,057    $105,504
  Depletion and depreciation per boe ($/BOE)                         $ 13.24        $ 11.81     $  9.82
--------------------------------------------------------------------------------------------------------

Accelerated capital programs and competition throughout the oil and gas industry during the current and prior years increased the demand and costs of goods and services. This increase in costs is reflected in higher finding, development, and on-stream costs which in turn, have resulted in an increase in depletion and depreciation rates on a boe basis in the current year in comparison to prior periods.


FOREIGN EXCHANGE

The foreign exchange gain recognized on the consolidated statements of earnings results primarily from the translation of our U.S. dollar denominated Senior Notes into Canadian dollars. The Senior Notes are translated and recorded in the financial statements at the year end exchange rate, with any differences from prior measurements being recognized as an unrealized foreign exchange gain or loss.

In 2007, we entered into foreign currency exchange contracts related to our $450 million of U.S. dollar denominated Senior Notes. The notes were issued in 2005 and 2006 and are due in 2013. The strengthening of the Canadian dollar against that of the U.S. resulted in the Company recognizing the unrealized foreign exchange gain referred to in the preceding paragraph. On October 26 and 31, 2007 we entered into foreign exchange forward contracts to purchase U.S.$450 million for C$436 million, as at December 1, 2010 being the second call date on the notes. These contracts effectively crystallize a total foreign exchange gain of approximately $91.7 million.

On November 22, 2005, pursuant to a tender offer, we repurchased U.S.$158 million of the 9.90% Senior Notes issued in 2002. As a result of the repurchase, we crystallized $62 million of the accumulated unrealized foreign exchange gains in 2005 that had previously been recognized with the strengthening of the Canadian dollar subsequent to the note issuance.

STOCK-BASED COMPENSATION

-----------------------------------------------------------------------------------------------
         Years ended December 31,                             2007           2006         2005
-----------------------------------------------------------------------------------------------
         Options granted (000S)                              2,074          2,228        2,930

         Weighted average fair value of                     $ 4.23         $ 6.90        $5.45
              options granted ($/SHARE)

         Stock-based compensation expense                  $11,034        $10,488       $5,903
              recognized ($000S)
-----------------------------------------------------------------------------------------------

We have a stock option plan for employees, officers, and directors. The plan is designed to attract, motivate, and retain outstanding individuals and to align their success with that of our shareholders. The fair value of options granted is estimated on the date of grant using the Black-Scholes option pricing model and the associated compensation expense is recognized over the vesting period.

During 2006, in recognition of the shortage of, and competition for, qualified personnel within the oil and gas industry in Western Canada, we implemented an Employee Retention Program in July 2006 for our existing employees, excluding officers and directors. Pursuant to the program, and based upon various conditions existing on July 1, 2007, including the market value of the Company's shares, we incurred additional compensation expense of $4.0 million. For the years ended December 31, 2006 and 2007, we recognized $1.4 million and $2.6 million respectively in stock-based compensation in relation to this program.


INCOME TAXES

Income taxes are recorded using the liability method of accounting. Future income taxes are calculated based on the difference between the accounting and income tax basis of an asset or liability. The classification of future income taxes between current and non-current is based upon the classification of the liabilities and assets to which the future income tax amounts relate. The classification of a future income tax amount as current does not imply a cash settlement of the amount within the following twelve month period.

CURRENT INCOME TAXES

No current income taxes were incurred in 2007 and 2006 primarily as a result of the elimination of federal capital tax effective January 1, 2006. Current taxes of $5 million in 2005, in addition to capital taxes, included $3 million related to the resolution of a Notice of Objection with respect to a corporate acquisition in a prior tax period. As a result of the reassessment resulting from resolution of the Notice of Objection, $7 million of tax deductible exploration expenses denied to the acquired corporation were added to our income tax pools as a positive offset to incurring the current liability. The resolution of this matter did not impact our total future income tax expense for 2006.

FUTURE INCOME TAXES

Future income taxes in 2007 included a $50 million recovery as a result of reductions in the federal corporate tax rates, which were enacted in the second and fourth quarter of 2007. The federal tax rate is to be reduced by 1.0% in 2008, 1.0% in 2009, 1.0% in 2010, 2.0% in 2011, and 3.5% in 2012. Future taxes in 2006 also included a $50 million recovery as a result of reductions in the federal and Alberta corporate tax rates, which were enacted in the second quarter of 2006.

CORPORATE TAX RATES

----------------------------------------------------------------------------
   Years ended December 31,                     2007       2006       2005
----------------------------------------------------------------------------

   Statutory rate                              32.1%      34.5%      37.6%

   Effective rate                            (24.3)%     (2.8)%      39.5%
----------------------------------------------------------------------------

A reconciliation of our effective tax rate to the statutory rate may be found in Note 16a to the consolidated financial statements.

TAX POOLS

The following table summarizes our estimated tax pool balances by classification.

----------------------------------------------------------------------------------------------------------
                                                                               AVAILABLE       MAXIMUM
                                                                                BALANCE         ANNUAL
As at January 1, 2008                                                           ($000S)       DEDUCTION
----------------------------------------------------------------------------------------------------------
Canadian exploration expense and non-capital losses                            $360,500         100%
Canadian development expense                                                    367,241          30%
Canadian oil and natural gas property expense                                    74,070          10%
Undepreciated capital cost and financing costs                                  316,151         ~25%
----------------------------------------------------------------------------------------------------------
Total                                                                        $1,117,962
----------------------------------------------------------------------------------------------------------

A significant portion of our taxable income is generated by a wholly owned partnership. Consolidated earnings before income taxes include $149 million
(2006 - $259 million) of partnership earnings that will be included in the following year's income for income tax purposes. Future income taxes include $44 million (2006 - $83 million) as a result of this deferral of partnership earnings.

Based upon planned capital expenditure programs and current commodity price assumptions, it appears we will not incur current income taxes until at least 2010.

SUMMARY OF CAPITAL EXPENDITURES

----------------------------------------------------------------------------------------------------------
Years ended December 31,                      2007                    2006                    2005
----------------------------------------------------------------------------------------------------------
                                         ($000S)         %       ($000s)         %       ($000s)      %
----------------------------------------------------------------------------------------------------------
Drilling and completions                  $226,789      59        $294,197      60        $318,502     66
Land and seismic                            47,528      12          59,905      12          55,469     11
Facilities                                 111,215      29         137,409      28         109,729     23
----------------------------------------------------------------------------------------------------------
Sub-total                                 $385,532     100        $491,511      100       $483,700    100
Corporate acquisitions                     131,380                      --                      --
Acquisitions and divestments, net        (229,391)                  34,394                  28,575
----------------------------------------------------------------------------------------------------------
Sub-total                                 $287,521                $525,905                $512,275
MPP                                          4,796                     (31)                  1,261
----------------------------------------------------------------------------------------------------------
Total capital expenditures                $292,317                $525,874                $513,536
----------------------------------------------------------------------------------------------------------

Capital spending in 2007 was directed towards the continued development of our core natural gas resource plays in southern and central Alberta. Overall, 2007 capital spending, before acquisitions and divestitures, decreased by 22% when compared to 2006. This reduction reflects the fewer number of wells drilled in 2007 versus the prior year as well as an overall reduction in certain service costs in 2007 as compared to 2006. We drilled 6% fewer wells in 2007 as compared to 2006, and drilling and completions expenditures declined by 23%, which implies an overall reduction in service costs of approximately 17%. Lower spending on land and seismic and facilities during 2007 also reflect the lower level of activity as compared to 2006.

During 2007, we pursued our strategy of divesting of non-focus assets and the redeployment of the proceeds into our focus area natural gas plays including strategic acquisitions. We closed non-core property divestments, including our conventional light oil property at Worsley, for total net proceeds of $303.1 million. We also added to our core areas through a series of property acquisitions that totaled approximately $73.7 million, resulting in $229.4 million property divestments net of acquisitions. Through two corporate acquisitions, Stylus Energy Inc. and WIN Energy Corporation, we significantly expanded our presence in southern Alberta and the Foothills in 2007 at a total cost of $131.4 million.

During the second quarter of 2007, we undertook a major two week maintenance turn around at the Mazeppa gas plant. This scheduled maintenance, which is necessary every three years, accounts for the increased capital spending at Mazeppa when compared to 2006 and 2005.

Capital expenditures, before acquisitions and divestitures, in 2006 increased only marginally from 2005; however, they reflect overall cost inflation experienced in the industry during the year. We drilled a total of 274 net wells in 2006 at an average cost, to drill and complete, of $1,074,000 per well. In contrast, we drilled 334 net wells during 2005 at an average cost of $954,000 per well. Although not an entirely comparable analysis, as the mix of shallow, deep, and oil wells affected this comparison, this represented a 12.6% increase in drilling and completion costs, on a per well basis, in 2006 as compared to 2005.

Spending on production facilities increased $27.7 million in 2006 over 2005 and comprised 28% of our total capital program, before acquisitions and divestments as compared to 23% in 2005. Although we deferred a portion of our initial 2006 drilling program in deference to lower commodity prices and the inflationary cost environment, we continued with the majority of our planned expenditures in 2006 relating to equipment and facilities.

LIQUIDITY AND CAPITAL RESOURCES

--------------------------------------------------------------------------------
   As at December 31,  ($000s,                 2007          2006         2005
        except where noted)
--------------------------------------------------------------------------------

   Working capital deficiency (1)           $39,215       $23,163      $62,116
   Bank debt                                398,426       328,000      177,900
   Senior term notes                        433,762       524,385      357,640
--------------------------------------------------------------------------------
   Total indebtedness                      $871,403      $875,548     $597,656

--------------------------------------------------------------------------------
   Shareholders' equity                    $869,956      $734,124     $596,336

   Debt to adjusted cash flow from              4.2           3.4          2.2
        operations (2)
   Debt to book capitalization                  49%           54%          50%
   Debt to market capitalization                41%           39%          22%
--------------------------------------------------------------------------------
   1. Excludes unrealized risk management items net of related future income taxes.
   2. Based on trailing 12 month adjusted cash flow from operations.

SENIOR TERM NOTES

The Senior Notes are repayable in U.S. dollars for 2007 and are carried on the balance sheet at their Canadian dollar equivalent less related unamortized transaction costs. The 2005 and 2006 comparative amounts have not been adjusted to reflect new accounting treatment. The Canadian dollar equivalent is determined based upon the Canadian/U.S. dollar exchange rate at December 31.

During the fourth quarter of 2007, we entered into foreign currency exchange contracts to purchase US$450 million for C$436 million as at December 1, 2010, being the second call date on the Senior Notes. The Senior Notes are due on December 1, 2013. The foreign exchange contracts effectively fix the Canadian dollar repayment amount of the Senior Notes at $436 million through to December
1. 2010 and crystallized an unrealized foreign exchange gain of approximately $91.7 million.

The carrying value of the Senior Notes will continue to vary in relation to the Canadian/U.S. dollar exchange rate and any resulting unrealized foreign exchange gains or losses will be recognized. The variance in the carrying amount of the notes will largely be offset by the mark-to-market value of the foreign exchange contracts. Effectively, unrealized foreign exchange gains and losses resulting from translation of the notes will be offset by unrealized gains and losses on the foreign exchange contracts until December 2, 2010. At December 31, 2007 an accumulated gain of $14.1 million has been recorded on the foreign exchange contracts as outlined in Note 17(a)(iii) to the financial statements.

BANK DEBT

Bank debt is comprised of a syndicated credit facility with a current authorized limit of $500 million. The facility is a borrowing based facility with the borrowing base being determined based upon year end reserves. The facility is subject to review annually prior to the renewal date of July 4, 2008. We do not anticipate any reduction to the borrowing base and authorized credit facility amount given the increase in 2007 reserves over 2006.

Our corporate debt is structured to provide us with financial flexibility. Of our existing debt, 50% consists of Senior Notes that are not due until 2013, giving us the ability to draw on our senior secured credit facilities to assist in funding our planned 2008 capital program.

We have identified a number of non-core properties for disposition during 2008. We anticipate the proceeds from the sale of these properties to be approximately $250 million. Initially, the proceeds so generated will be applied to reduce our outstanding bank debt. Additionally, the authorized limit of $500 million may be reduced to recognize the reduction in reserves related to these dispositions. Any such potential change is expected to be minimal due to 2007 reserve additions.

We believe internally generated adjusted cash flow from operations and proceeds from planned property dispositions will be more than sufficient to fund our planned 2008 capital program. Excess funds will be used to reduce bank indebtedness.


CONTRACTUAL OBLIGATIONS

As part of normal business, we have entered into arrangements and incurred obligations that will impact our future operations and liquidity, some of which are reflected as liabilities in the consolidated financial statements. The following table summarizes our contractual obligations as at December 31, 2007.

----------------------------------------------------------------------------------------------------------
                                                              PAYMENTS DUE BY PERIOD
                                        LESS THAN 1                               AFTER 5
($000s)                                     YEAR      1-3 YEARS   4-5 YEARS         YEARS          TOTAL
----------------------------------------------------------------------------------------------------------
Bank debt                                    --        $400,000          --            --        $400,000
Senior term notes                            --              --    $436,388            --         436,388
Operating leases                         $3,811           3,830          --            --           7,641
Office facilities                         4,351          16,565       5,569       $33,414          59,899
MPP partnership distributions             9,172           3,057          --                        12,229
Asset retirement obligation               2,818           3,910       7,203       232,631         246,562
----------------------------------------------------------------------------------------------------------
Total                                   $20,152        $427,362    $449,160      $266,045      $1,162,719
----------------------------------------------------------------------------------------------------------

We have the ability and the intention to extend the term of our bank debt and therefore repayment of the facility, although included in the schedule of contractual obligations, is not expected to occur.

OUTLOOK AND GUIDANCE FOR 2008

The following section summarizes our plans and guidance for 2008 as announced in a news release dated January 23, 2008. We believe our budget to be achievable, however, certain events more fully described under "Recent Events", will impact our 2008 operations.

SUMMARY OF 2008 GUIDANCE

--------------------------------------------------------------------------------
                                                           2008 BUDGET RANGE
--------------------------------------------------------------------------------

Capital expenditures ($MILLIONS)                                 $410
Gross wells                                                       350
Average production - total boe/d                            36,000 - 37,000
Adjusted cash flow from operations ($MILLIONS)                $245 - $255
--------------------------------------------------------------------------------

Our 2008 projected adjusted cash flow from operations is based upon the following pricing assumptions:

--------------------------------------------------------------------------------
                                             BENCHMARK               REALIZED
--------------------------------------------------------------------------------

Natural gas                              AECO Cdn $6.98/mcf       Cdn $6.95/mcf
Crude oil ($/bbl)                       WTI U.S. $81.00/bbl       Cdn $72.75bbl
--------------------------------------------------------------------------------

The average Canadian/U.S. exchange rate is budgeted at $1.00 U.S. = $1.00 Cdn.

Concurrent with strengthening commodity prices during the first part of 2008, we have systematically entered into a number of commodity hedge contracts as summarized in the Risk Management section of this MD&A and Note 17(a) (ii) to the financial statements. The effect of these contracts is an increase in projected 2008 cash flow of $10.8 million from the amount noted above. It is our intent to hedge approximately 50% of our gross production forward 12 to 18 months.

CASH FLOW SENSITIVITIES FOR 2008

--------------------------------------------------------------------------------
   ($millions) Change in Cash Flow
--------------------------------------------------------------------------------

   Change of Cdn $0.25/mcf in the benchmark AECO natural gas price         $14.0
   Change of U.S. $1.00/bbl in the benchmark WTI oil price                  $0.4
--------------------------------------------------------------------------------

In the event of significant changes in commodity prices, operating and exploration costs, or an overall change in general economic or industry conditions, we can readily amend our capital expenditure program as appropriate.

RECENT EVENTS

In response to concerns raised by a major shareholder of Compton, the Board of Directors of the Company, as announced in a news release dated February 27, 2008 will conduct a formal review of the Company's business plans and strategic alternatives. This will include exploring potential asset divestments, equity alternatives, strategic alliances, joint venture opportunities, mergers, or a corporate transaction. In the aforementioned news release, the Company cautioned shareholders that there is no assurance that the review will result in any specific transaction and no timetable had been set for its completion.

The Company has estimated that during 2008 direct costs and costs resulting from the process associated with shareholder activism will be approximately $22 million. Such costs will include additional legal fees, advisory fees and expenses, and employee retention costs. Such costs will be included in 2008 general and administrative expenses and will reduce cash flow from operations. Depending upon the outcome of the process the Company could incur additional cash outlays relating to change of control provisions applicable to the Company's Senior Notes, Mazeppa Processing Partnership arrangements, employee contracts, and additional advisory and legal fees.

At this stage, we are unable to predict the outcome of the review process and the direction that Compton may ultimately take. As events unfold, we will provide complete and timely updates.


ADDITIONAL DISCLOSURES

CONTROLS AND PROCEDURES

With respect to disclosure controls and procedures and internal control over financial reporting, we are required to comply with the U.S. Sarbanes-Oxley Act of 2002 and Canadian Multilateral Instrument 52-109, Certification of Disclosure in Issuers' Annual and Interim Filings. These regulations are substantially the same. However, the most significant difference is the U.S. requirement for the registered public accounting firm that audits our financial statements, included in our annual report, to issue an attestation report on our internal control over financial reporting. There is no corresponding Canadian attestation requirement.

There are certain procedural and wording differences between the U.S. and Canadian certifications. We have chosen to file the form of certification pursuant to Section 302 of the Sarbanes-Oxley Act with the U.S. Securities and Exchange Commission ("SEC") and Form 52-109 F1, Certification of Annual Filings, with the Canadian Securities Administrators ("CSA").

We have  complied  with both the U.S. and Canadian  requirements  in respect of
disclosure   controls  and  procedures  and  internal  control  over  financial reporting and our report is below.

MANAGEMENT'S EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

The term "disclosure controls and procedures" is defined, under Rule 13a-15(d) of the U.S. Exchange Act of 1934, as controls and other procedures that are designed to ensure both non-financial and financial information required to be disclosed by us in our periodic reports is recorded, processed, summarized, and reported within the time periods required, and this information is accumulated and communicated to management as appropriate, to allow timely decisions regarding required disclosures. The definition of disclosure controls and procedures with respect to Canadian Multilateral Instrument 52-109 is substantially the same.

As indicated in our certifications filed with the SEC and CSA, we completed an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2007, under the supervision and with the participation of our Management, including our President & CEO and VP Finance & CFO. Based upon our evaluation, we concluded our disclosure controls and procedures were effective.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management, including our President & CEO and VP Finance & CFO, is responsible for establishing and maintaining adequate internal control over financial reporting. The term "internal control over financial reporting" is defined, under both Rule 13a-15(f) of the U.S. Exchange Act of 1934 and Canadian Multilateral Instrument 52-109, as processes designed by, or under the supervision of, our principal executive and principal financial officers, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external purposes in accordance with GAAP. These controls would include policies and procedures that:

1. Pertain to the maintenance of our records, that accurately and fairly reflect the transactions affecting, and dispositions of, our assets;

2. Provide reasonable assurance that transactions are recorded to be able to prepare our financial statements in accordance with GAAP, and that our receipts and expenditures are made only in accordance with authorizations of our management and directors; and

3. Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets, which could have a material effect on our financial statements.

We completed an evaluation of the effectiveness of the design and operation of our internal control over financial reporting under the supervision, and with the participation, of our Management, including our President & CEO and VP Finance & CFO. We conducted our evaluation of the effectiveness of our internal control over financial reporting based on the Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission, also known as COSO. Based upon our evaluation, we have concluded, as of December 31, 2007, internal control over financial reporting was effective.

The effectiveness of internal control over financial reporting as of December 31, 2007 was audited by Grant Thornton LLP, Chartered Accountants, the independent registered public accounting firm, which also audits our financial statements. They have issued their Independent Auditors' Report which is included in this Annual Report.


CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

During the quarter ended March 31, 2007, we made two material changes to internal control over financial reporting. On March 1, 2007 we converted our production accounting and royalty management information systems. These changes were implemented to improve both operational efficiencies and internal controls. These conversions were not due to any identified internal control weaknesses.

During the quarter ended December 31, 2007, we made one material change to internal control over financial reporting. On October 15, 2007, we implemented our substantially re-engineered capital expenditure approval and tracking business process. This included improved policies and procedures as well as new workflow software to support those policies and procedures. This change was implemented to improve operational effectiveness and efficiency as well as remediate internal control deficiencies.

These changes were subject to our change management procedures which are effective.

There were no other changes during the year ended December 31, 2007 that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.


CRITICAL ACCOUNTING ESTIMATES

Accounting estimates require us to make assumptions regarding matters that are uncertain at the time the estimate is made and may have a material impact on our financial condition. A comprehensive discussion of our significant accounting policies may be found in Note 1 to the consolidated financial statements.

OIL AND NATURAL GAS RESERVES

The independent petroleum engineering and geological consulting firm of Netherland, Sewell & Associates, Inc. evaluated and reported on 96% of our oil and natural gas reserves. The remainder was internally evaluated.

The estimation of reserves is a subjective process. Forecasts are based on engineering data, projected future rates of production, and the timing of future expenditures, all of which are subject to numerous uncertainties and various interpretations. We expect that our estimates of reserves will change with updated information from the results of future drilling, testing, or production levels. Such revisions could be upwards or downwards. Reserve estimates have a material impact on depletion and depreciation, asset retirement obligations, and impairment costs, all of which could possibly have a material impact on our consolidated net earnings.

DEPLETION

Capitalized costs and estimated future expenditures to develop proved reserves, including abandonment costs, are depleted based on the proportion of proved oil and natural gas reserves produced during the year compared to estimated total proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If it is determined that properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

In 2007, we incurred $151 million of depletion and depreciation. If our proved reserves were to increase by 5%, our depletion and depreciation expense would decrease by $1.8 million and consolidated net earnings after tax would increase by $1.4 million. If our proved reserves were to decrease by 5%, our depletion and depreciation expense would increase by $2.0 million and consolidated net earnings after tax would decrease by $1.5 million.

IMPAIRMENT

In applying the full cost method of accounting, we periodically calculate a ceiling or limitation on the amount that property and equipment may be carried for on the consolidated balance sheets. An impairment exists if the undiscounted future net cash flows from proved reserves at future commodity prices plus the cost of undeveloped properties is less than the carrying value of the capitalized costs. As at December 31, 2007, the ceiling amount calculated was $2.4 billion (2006 - $2.7 billion) in excess of the carrying value of the costs capitalized.

If an impairment is found to exist, the impaired properties are written down to their fair value. The fair value of the assets is calculated based on future net cash flows from proved plus probable reserves, discounted at a risk free interest rate using future commodity prices, plus the cost of undeveloped properties. An impairment may result in a material loss for a particular period; however, future depletion and depreciation expense would be reduced as a result.

Assumptions about reserves and future prices are required to calculate future net cash flows. The assumptions made to estimate reserves have been discussed above. There is significant uncertainty regarding forecasting future commodity prices due to economic and political uncertainties. Future prices are derived from a consensus of price forecasts among recognized reserve evaluators. Estimates of future cash flows assume a long term price forecast and current operating costs per boe plus an inflation factor.

It is difficult to determine and assess the impact of a decrease in proved reserves on impairment. The relationship between reserve estimates and the estimated undiscounted cash flows, and the nature of the property-by-property impairment test is complex. As a result, it is not possible to provide a reasonable sensitivity analysis of the impact that a reserve estimate decrease would have on impairment. No material downward revisions to our reserves are anticipated.

ASSET RETIREMENT OBLIGATION

We recognize the fair value of estimated asset retirement obligations on the consolidated balance sheet when a reasonable estimate of fair value can be made. Asset retirement obligations include those legal obligations where we will be required to retire tangible long term assets such as well sites, pipelines, and facilities. The asset retirement cost, equal to the initially estimated fair value of the asset retirement obligation, is capitalized as part of the cost of the related long term assets. Increases in the asset retirement obligations resulting from the passage of time are recorded as accretion of asset retirement obligations in the consolidated statement of earnings. Amounts recorded for asset retirement obligations are subject to uncertainty associated with the method, timing, and extent of future retirement activities. Actual payments to settle the obligations may differ from estimated amounts.

RECENT ACCOUNTING PRONOUNCEMENTS

On January 1, 2008, the Company will adopt the following CICA Handbook Sections:

a. Section 3031, "INVENTORIES" which replaces the existing standard. The requirements include the consistent grouping of like assets and the application of the first-in-first-out or weighted average cost formula methodologies.

b. Section 1400, "GENERAL STANDARDS OF FINANCIAL STATEMENT PRESENTATION" which requires assessing and disclosing the Company's ability to continue as a going concern.

c. Section 3862, "FINANCIAL INSTRUMENTS - DISCLOSURES" and Section 3863, "FINANCIAL INSTRUMENTS - PRESENTATION". These new standards will require increased disclosure of financial instruments with particular emphasis on the risks associated with recognized and unrecognized financial instruments and how those risks are managed.

d. Section 1535, "CAPITAL DISCLOSURES", requiring disclosure of information about an entity's capital and the objectives, policies, and processes for managing capital.

The adoption of these standards is not expected to have a material impact on the Company's consolidated financial statements.

On January 1, 2009 the Company will be required to adopt CICA Handbook Section 3064, "INTANGIBLE ASSETS". The new section established standards for the recognition, measurement, and disclosure of goodwill and intangible assets and replaces the existing Handbook Section 3062, "GOODWILL AND OTHER INTANGIBLE ASSETS" and Section 3450, "RESEARCH AND DEVELOPMENT COSTS". Intangible assets associated with the exploration and development of oil and gas assets are specifically excluded under the new standard. The Company is evaluating the implications of this adoption, but expects no material impact on the consolidated financial statements.

On January 10, 2006, the CICA Accounting Standards Board ("AcSB") ratified a new strategic plan that would see the convergence of Canadian Generally Accepted Accounting Principles ("GAAP") with International Financial Reporting Standards ("IFRS") within 5 years. In March 2007, the AcSB released an "IMPLEMENTATION PLAN FOR INCORPORATING IFRSS INTO CANADIAN GAAP", which assumed a convergence date of January 1, 2011. The AcSB confirmed this date in February 2008. The Company continues to monitor and assess the consequences of convergence on the consolidated financial statements as they could have a material impact.

RISK MANAGEMENT

Our operations are subject to risks inherent to the oil and natural gas industry. We are exposed to financial risks including fluctuations in commodity prices, currency exchange rates, interest rates, credit ratings, and changing expenditure costs due to shifts in market conditions. We take specific measures to manage these risks, particularly those impacting adjusted cash flow from operations.

A more detailed discussion of risk factors is presented in our most recent Annual Information Form, filed with securities regulatory authorities on or before March 31, 2008 on WWW.SEDAR.COM.

COMMODITY PRICE RISK MANAGEMENT

We enter into commodity price contracts to actively manage risk associated with price volatility to protect adjusted cash flow from operations required to fund our capital program. We use fixed price and costless collar contracts as well as balancing physical and financial contracts in terms of volumes, timing of performance, and delivery obligations to manage risk. Net open positions may exist or may be established to take advantage of market conditions. Net earnings for the year ended December 31, 2007, include realized and unrealized loss of $1.6 million (2006 - $65.0 million gain) on these transactions.

The following table outlines commodity hedge transactions in place at December 31, 2007 together with transactions entered into subsequent to the year end:

---------------------------------------------------------------------------------------------------------
COMMODITY                     TERM                   AMOUNT               AVERAGE PRICE           INDEX
---------------------------------------------------------------------------------------------------------
Natural gas
  Collar          Nov. 2007 - March 2008            9,524 mcf/d          $8.27 - $10.50            AECO
  Collar          April 2008 - Oct. 2008           52,381 mcf/d          $7.33 - $8.48             AECO
  Fixed           April 2008 - Oct. 2008           19,048 mcf/d              $7.86                 AECO
  Collar          Nov. 2008 - March 2009           28,571 mcf/d          $8.40 - $10.00            AECO
  Fixed           Nov. 2008 - March 2009            9,524 mcf/d              $8.51                 AECO

Crude oil
  Fixed           March 2008 - Dec. 2008           1,000 bbls/d          U.S.$93.00/bbl            WTI
---------------------------------------------------------------------------------------------------------


FOREIGN CURRENCY EXCHANGE RATE RISK MANAGEMENT

Our 7.625% Senior Notes due December 1, 2013 and semi-annual interest obligations thereon are payable in U.S. dollars. Accordingly, we are exposed to fluctuations in the exchange rate between the Canadian and the U.S. dollar. To manage this risk we entered into a series of foreign exchange contracts relating to the principle amount of the Notes, effectively fixing the liability at $436 million Canadian through to December 1, 2010, being the second call date on the Notes. Additionally, we entered into a series of foreign exchange contracts relating to the interest obligations associated with the Notes through to December 1, 2010.

We are also exposed to fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar. Commodity prices are based on U.S. dollar benchmarks that result in our realized price being influenced by the Canadian/U.S. currency exchange rate. Should the Canadian dollar strengthen compared to the U.S. dollar we will experience a negative effect on net earnings. Conversely, should the Canadian dollar weaken compared to the U.S. dollar we will experience a positive effect on net earnings.

INTEREST RATE RISK MANAGEMENT

We are exposed to fluctuations in interest rates on corporate borrowings. To manage this risk we attempt to achieve a balance between fixed and floating interest rate debt instruments. Our Senior Notes bear a fixed interest charge of 7.625% and our borrowings under are syndicate credit facility incur floating rate interest charges. At year end approximately 52% of our total corporate debt incurred fixed rate interest charges and the balance incurred floating rate charges.

Concurrent with the closing of our 9.90% Senior Notes offering in May of 2002, we entered into a cross currency interest rate swap. The swap, which converted fixed rate U.S. dollar interest obligations into floating rate Canadian dollar interest obligations, was entered into to fix the exchange rate on interest payments and take advantage of lower floating interest rates. On repurchase of the majority of 9.90% Senior Notes in November 2005, we elected not to collapse the swap and incur the then associated costs of $12 million. The swap remains outstanding and at December 31, 2007, we valued the liability relating to future unrealized losses on the swap arrangement to be $10.4 million (2006 - $11 million) determined on a mark-to-market basis. The loss associated with the swap has resulted primarily from the strengthening of the Canadian dollar. Should the Canadian dollar continue to increase against the U.S. dollar, the loss could increase further; alternatively if the Canadian dollar were to weaken the loss would be reduced. Cash settlements of the swap positions are made semi-annually and losses realized will be recorded over the remaining term of the swap agreement which expires in May 2009.

SELECTED QUARTERLY INFORMATION

The following tables set out selected quarterly financial information for the last two fiscal years.

-------------------------------------------------------------------------------------------------------------------
                                                            THREE MONTHS ENDED                  YEAR ENDED
-------------------------------------------------------------------------------------------------------------------
                                                MARCH 31,      JUNE 30,     SEPT. 30,       DEC. 31,       DEC. 31,
($000s, except where noted)                       2007          2007          2007            2007          2007
-------------------------------------------------------------------------------------------------------------------
Average production (BOE/D)                         33,316        28,918        30,440         32,646         31,326
Average pricing ($/BOE)                       $     46.98   $     47.94   $     38.56    $     41.94    $     43.82

Total revenue                                 $   140,877   $   126,171   $   107,980    $   125,959    $   500,987
Adjusted cash flow from operations            $    68,783   $    48,582   $    33,133    $    45,696    $   196,194
Per share: basic                              $      0.53   $      0.38   $      0.26    $      0.35    $      1.52
           diluted                            $      0.52   $      0.36   $      0.25    $      0.35    $      1.48

Adjusted net earnings from operations         $    17,933   $     7,364   $    (1,994)   $    (2,017)   $    21,286

Net earnings (loss)                           $    13,719   $    45,307   $    19,782    $    50,457    $   129,266

Per share: basic                              $      0.11   $      0.35   $      0.15    $      0.39    $      1.00
           diluted                            $      0.10   $      0.34   $      0.15    $      0.38    $      0.98
-------------------------------------------------------------------------------------------------------------------

September and October of 2007 were our busiest drilling months on record since Company inception. These high activity levels generated production growth of 7% from the third quarter to the fourth quarter of 2007. Strengthening commodity prices together with increased production volumes resulted in a 17% increase in fourth quarter revenue and a 38% increase in adjusted cash flow from operations over the third quarter of 2007. Revenue and net earnings were lower during the third quarter of 2007 due primarily to lower realized prices.

-------------------------------------------------------------------------------------------------------------------
                                                            Three Months Ended                  Year Ended
-------------------------------------------------------------------------------------------------------------------
                                                March 31,      June 30,     Sept. 30,      Dec. 31,       Dec. 31,
($000s, except where noted)                       2006          2006          2006          2006           2006
-------------------------------------------------------------------------------------------------------------------
Average production (BOE/D)                         34,029        32,645        32,843        33,245         33,187
Average pricing ($/BOE)                       $     48.58   $     45.37   $     42.03   $     42.60    $     44.65

Total revenue                                 $   148,779   $   134,778   $   126,991   $   130,289    $   540,837
Adjusted cash flow from operations            $    73,596   $    67,326   $    60,120   $    55,263    $   256,305
Per share: basic                              $      0.58   $      0.53   $      0.47   $      0.43    $      2.01
           diluted                            $      0.55   $      0.50   $      0.45   $      0.42    $      1.92

Adjusted net earnings from operations         $    22,249   $    17,947   $    13,150   $    11,822    $    65,168

Net earnings (loss)                           $    38,002   $    68,744   $    30,717   $   (10,037)   $   127,426
Per share: basic                              $      0.30   $      0.54   $      0.24   $     (0.08)   $      1.00
           diluted                            $      0.28   $      0.51   $      0.23   $     (0.08)   $      0.95
-------------------------------------------------------------------------------------------------------------------

During the second half of 2006, lower realized commodity prices from those experienced during the first half of the year resulted in reduced revenue, cash flow, and adjusted net earnings from operations. Production increases in the third and fourth quarter were more than offset by the reduction in commodity prices. The negative effect of lower commodity prices on cash flow was reduced by realized gains of $36 million from risk management activities. Net earnings for the nine months ended September 30, 2006 benefited from an unrealized foreign exchange gain of $19.1 million, after tax, and an income tax recovery of $35 million. Net earnings in the fourth quarter were negative due to the reversal of unrealized foreign exchange gains recorded in prior quarters, as the result of the weakening of the Canadian dollar compared to the U.S. dollar.

SELECTED ANNUAL INFORMATION

---------------------------------------------------------------------------------------------------------
Years ended December 31, ($000s)                                       2007          2006          2005
---------------------------------------------------------------------------------------------------------
Total revenue                                                    $  500,987    $  540,837     $  564,241
Net earnings                                                     $  129,266    $  127,426     $   81,326
Per share: basic                                                 $     1.00    $     1.00     $     0.65
           diluted                                               $     0.98    $     0.95     $     0.62
Total assets                                                     $2,254,587    $2,145,472     $1,758,098
Total long term financial liabilities                            $  832,188    $  852,385     $  535,540
---------------------------------------------------------------------------------------------------------

Total revenue in 2007 was lower than 2006 due to lower oil prices and slightly lower production volumes arising from the disposition of our conventional oil asset Worsley.

Total revenue in 2006 was marginally lower than 2005 with increases in production being more than offset by reduced commodity prices. Net earnings in 2006 increased $46.1 million over 2005 primarily as a result of risk management gains that offset the reduction in revenue and increases in expenses. Long term financial obligation in 2006 increased over 2005 as a result of increased borrowings to fund the capital programs.


TRADING AND SHARE STATISTICS

As at March 10, 2008 there were 129,194,721 common shares outstanding and 12,314,907 stock options.

-------------------------------------------------------------------------------------------------------------------------
                                                           2007                     2006                   2005(1)
                                                     TSX          NYSE         TSX        NYSE         TSX        NYSE
                                                   ($Cdn)        ($US)        ($Cdn)     ($US)       ($Cdn)       ($US)
-------------------------------------------------------------------------------------------------------------------------
Average daily trading volume (000S)                485,027      213,044      545,489     115,450     736,416     138,288
Share price ($/SHARE)
  High                                              $13.19     US$12.16       $19.24    US$16.74      $18.66    US$16.11
  Low                                               $ 7.40     US$ 7.70       $10.20    US$ 9.04       $9.80    US$14.15
  Close                                             $ 9.14      US$9.20       $10.65    US$ 9.12      $17.10    US$14.65
Market capitalization at December 31 ($000S)             $1,179,958               $1,368,557             $2,176,197
Shares outstanding (000S)                                   129,098                  128,503                127,263
-------------------------------------------------------------------------------------------------------------------------

(1) Trading on the New York Stock Exchange commenced December 5, 2005.

FURTHER INFORMATION

Additional  information,   including  our  Annual  Information  Form,  will  be
available by month end on the Canadian Securities Administrators' System for Electronic Document Analysis and Retrieval ("SEDAR") at WWW.SEDAR.COM.